Exhibit 3.13

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

NIOTAN INCORPORATED

a Nevada corporation

Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, the undersigned corporation hereby adopts the following Amended and Restated Articles of Incorporation as of this date:

FIRST:                   The name of the corporation is Niotan Incorporated (the “Corporation”).

SECOND:             The Articles of Incorporation of the Corporation were filed by the Secretary of  State of the State of Nevada on November 27, 2001.

THIRD:                 The board of directors of the Corporation by unanimous written consent dated as of March 20, 2012, adopted a resolution to amend and restate the original Articles of Incorporation in their entirety.

FOURTH:             The number of shares of the corporation issued and outstanding and entitled to vote on the Amended and Restated Articles of Incorporation are eighty-nine thousand two hundred eighty-nine (89,289), and that the Amended and Restated Articles have been consented to and approved by the sole stockholder of each class of stock outstanding and entitled to vote thereon.

FIFTH:                  The Articles of Incorporation, as amended and restated as of the date of this certificate, are hereby amended and restated in the Exhibit A attached hereto.

*  *  *  *  *

Conrado Hinojosa, the President of Niotan Incorporated, and R. James Assaf, the Secretary of Niotan Incorporated, hereby certify that they have been authorized to execute the foregoing certificate by resolution of the board of directors of the Corporation, adopted by unanimous written consent, dated as of March 20, 2012, and that the Exhibit A attached hereto sets forth the text of the Amended and Restated Articles of Incorporation as amended and restated as of the date of this certificate.

Dated: March 20, 2012.

	By:	/s/ Conrado Hinojosa
	Name:	Conrado Hinojosa
	Title:	President

	By:	/s/ R. James Assaf
	Name:	R. James Assaf
	Title:	Secretary

EXHIBIT A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

KEMET BLUE POWDER CORPORATION

a Nevada corporation

ARTICLE I

NAME

The name of the corporation is KEMET Blue Powder Corporation (the “Corporation”).

ARTICLE II

The name and address of the registered agent of the Corporation is National Registered Agents, Inc. of NV, 1100 E. William Street, Suite 207, Carson City, NV 89701.

ARTICLE III
SHARES OF STOCK

The amount of total authorized capital stock of the Corporation consists of One Thousand (1,000) shares with $0.01 par value per share, designated as Common Stock.

ARTICLE IV
DIRECTORS

The board of directors of the Corporation shall consist of three (3) members. The names and addresses of the members of the board of directors of the Corporation are as follows:

Conrado Hinojosa	P.O. Box 5928
Greenville, SC 29606

William M. Lowe, Jr.	P.O. Box 5928
Greenville, SC 29606

R. James Assaf	P.O. Box 5928
Greenville, SC 29606

ARTICLE V

The purpose for which the Corporation is organized is the conduct of any and all lawful acts or activities as provided by the Nevada Revised Statutes.